                                                                     EXHIBIT 5.1

                                April 12, 2001

                                                            File No. 029933-2001


Interpore International, Inc.
181 Technology Drive
Irvine, California 92618

RE: Registration of 1,000,000 shares of common stock, par value $.01 per share, of Interpore International, Inc., pursuant to a Registration Statement on Form S-8
      ---------------------------------------------------------------------


Gentlemen:

          At your request, we have examined the registration statement on Form S-8 (the "Registration Statement") being filed by Interpore International, Inc., a Delaware corporation (the "Company") on April 12, 2001, with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's common stock, $.01 par value (the "Shares"), issuable under The 2000 Equity Participation Plan of Interpore International, Inc. (the "Plan").

          In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares and, for the purposes of this opinion, we have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

          Subject to the foregoing and in reliance thereon, we are of the opinion that, as of the date hereof, upon the issuance and sale of the Shares by the Company, each in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable securities in the Company

     This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without our prior written consent.

     We consent to your filing this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,
                                    /s/ LATHAM & WATKINS